Exhibit 21.1

MICROSTRATEGY INCORPORATED

SUBSIDIARIES

Alarm.com Incorporated	MicroStrategy Holdings (Hong Kong) Co. Limited
(Delaware)	(Hong Kong)

MicroStrategy Administration Corporation	MicroStrategy Ibérica, S.L.U.
(Delaware)	(Spain)

MicroStrategy Management Corporation	MicroStrategy International Limited
(Delaware)	(Bermuda)

MicroStrategy Services Corporation	MicroStrategy International II Limited
(Delaware)	(Bermuda)

Strategy.com Incorporated	MicroStrategy Italy S.r.l.
(Delaware)	(Italy)

Alarm.com Poland sp. z o. o.	Nihon MicroStrategy Kabushiki Kaisha (MicroStrategy Japan Inc.)
(Poland)	(Japan)

MicroStrategy Austria GmbH	MicroStrategy Korea Co., Ltd.
(Austria)	(Korea)

MicroStrategy Pty. Ltd.	MicroStrategy Limited
(Australia)	(United Kingdom)

MicroStrategy Belgium BBVA	MicroStrategy Mexico, S. de R.L. de C.V.
(Belgium)	(Mexico)

MicroStrategy Benelux B.V.	MicroStrategy Poland sp. z o. o.
(Netherlands)	(Poland)

MicroStrategy Brasil Ltda.	MicroStrategy Portugal, Sociedade Unipessoal, Lda.
(Brazil)	(Portugal)

MicroStrategy Canada Incorporated	MicroStrategy Singapore Pte. Ltd.
(Canada)	(Singapore)

MicroStrategy China Technology Center Ltd.	MicroStrategy South Africa (Proprietary) Limited
(China)	(South Africa)

MicroStrategy Denmark ApS	MicroStrategy Sweden AB
(Denmark)	(Sweden)

MicroStrategy Deutschland GmbH	MicroStrategy Switzerland GmbH
(Germany)	(Switzerland)

MicroStrategy France SARL	Strategy.com International Limited
(France)	(Bermuda)